Exhxibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Irwin Gruverman, CEO & Chairman
Robert P. Bruno, President & COO, or
Jack M. Swig, Investor Relations.
Tel. 617-969-5452, Fax 617-965-1213 E-mail: info@mfics.com

MFIC CORPORATION ANNOUNCES PRELIMINARY UNAUDITED
FISCAL 2003 AND FOURTH QUARTER SALES RESULTS

Tuesday, March 2, 2004, Newton, MA (OTCBB: MFIC)

MFIC Corporation (“MFIC” or the “Company”) announced today its preliminary and unaudited fourth quarter and fiscal 2003 sales results. These results presented are for the Company’s consolidated revenues of its Microfluidics Division (Microfluidics) and the Morehouse-COWLES Division (M-C). As announced on February 13, 2004, the assets of M-C Division were sold to a wholly owned subsidiary of NuSil Corporation of February 9, 2004. Future financial results announcements will distinguish, through the date of M-C’s sale, between Microfluidics’ standalone ongoing business and operations and those of the divested M-C business. At December 31, 2003 the divestiture had not yet occurred, however, the related financial information for M-C will be presented as discontinued operations.

Consolidated sales in fourth quarter of 2003 were approximately $3.55 Million. This compares with consolidated sales of $2.62 Million in third quarter of 2003 and with sales of $ 3.75 Million in fourth quarter of 2002. Consolidated sales for the year ended December 31, 2003 were approximately $14.11 as compared to $14.57 Million for the comparable year ended December 31, 2002. Annual sales for M-C fell from $5.06 Million in 2002 to $3.65 Million in 2003, with a corresponding improvement in Microfluidics Division sales from $9.51 Million in 2002 to $10.46 Million in 2003.

Overall backlog at December 31, 2003 was approximately $2.1 Million, of which about $1.1 Million was attributable to Microfluidics. Overall backlog at December 31, 2002 was $3.34 Million, and at September 30, 2003 this was $1.6 Million.

Irwin Gruverman, President, CEO and Chairman, stated “Management anticipates that the Company will report operating profitability, before charges related to impairment of goodwill associated with the discontinued M-C operations, for both the fourth quarter of 2003 and for the 2003 fiscal year. The aforementioned goodwill impairment charges could cause the posting of an operating loss for both the fourth quarter and year ended December 31, 2003. Final results are dependent on the completion of our year end audit and are expected to be released after March 15th.  Booked orders, and quotation levels to date in 2004 have been strong, and backlog at Microfluidics has continued to improve from its $1.1 Million end of the year level and is currently approximately $2.3 Million.”

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s ability to achieve attain and/or increase operating profitability, and/or to achieve net income profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to, the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, and (ii) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of the Company’s loan agreement with its senior lender.

MFIC CORPORATION

MFIC Corporation, through its Microfluidics Division, provides patented and proprietary, high performance Microfluidizer® materials processing equipment to the chemical, pharmaceutical, biotechnology, cosmetic/personal care, and food processing industries.  Through Its Microfluidics Division, the Company provides leading equipment, and innovative technology and comprehensive solutions for nanocrystal and other materials processing.

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